EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-121728 and 333-155642) and the Registration Statements on Form S-3 (Nos. 333-115293, 333-118054, 333-124400, 333-129689, 333-134222, 333-136576, 333-145342, 333-150071, 333-151161, 333-158288, 333-162341, 333-166166, 333-171121, 333-173627 and 333-182077 ) of Star Scientific, Inc. of our report dated March 18, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 18, 2013